Exhibit 4.3.1

FIRST AMENDMENT

TO THE

NIELSEN COMPANY SAVINGS PLAN

Pursuant to Article XIII of The Nielsen Company Savings Plan (the “Plan”) and pursuant to duly authorized Resolutions of The Nielsen Company Administrative Committee, the Plan is hereby amended effective as stipulated below:

1.	Effective January 1, 2011, Section 2.49 of the Plan is amended by the addition of subsection (j) which shall now read as follows:

“(j) Rangefinder Publishing Co., Inc.”

2.	Effective June 30, 2011, Section 2.65 of the Plan is amended to add the phrase “In-plan Roth Rollover Conversion Account;” which shall appear after “Roth Catch-up Contribution Account” and before “and.”

3.	Effective June 30, 2011, Article II of the Plan is amended by the addition of Section 2.74 which shall now read as follows:

“Section 2.74 – In-plan Roth Rollover Conversion Account

Shall mean a Sub Account established pursuant to Section 11.03 of the Plan.”

4.	Effective January 1, 2011, Section 7.02(a) of the Plan is amended by the addition of paragraph XI which shall now read as follows:

“(XI) A participant in the Rangefinder Publishing Co., Inc. 401(k) Profit Sharing Trust who performs an Hour of Service after October 29, 2010 will be vested in his Additional Employer Contributions and Profit Sharing Contributions as follows:

Years of Vesting Service	Non-forfeitable Percentage
1	0
2	20
3	100”

5.	Effective June 30, 2011, Article XI of the Plan is amended by the addition of Section 11.03 which shall now read as follows:

“Section 11.03 – In-plan Roth Rollover Conversion Account

A Participant, a Beneficiary who was a spouse, or an alternate payee who is a spouse or former spouse may elect to make an In-plan Roth Rollover Conversion from available Vested Sub Accounts upon the occurrence of any of the following events:

(a)	Severance from employment, death, disability or attainment of age 59 1/2 – all Sub Accounts;

(b)	At any time – Participant’s Rollover Account, Employee After-tax Contribution Account, Employer Contributions Withdrawal Account; and

(c)	Upon making a Qualified Reservist Distribution – Compensation Reduction Contribution Account and Catch-up Contributions Account.

The election to make an In-plan Roth Rollover Conversion shall be made by delivering an Appropriate Request to the Employer. The transfer of funds within the Plan shall take place as soon as practicable after receipt of the Appropriate Request.

The following regulations shall be applicable to the In-plan Roth Rollover Conversion Account:

(a)	A Participant may only make an In-plan Roth Rollover Conversion by a direct rollover within the Plan and any funds distributed from the Plan cannot come back into the Plan as an In-plan Roth Rollover Conversion;

(b)	Once funds have been credited to the In-plan Roth Rollover Conversion Account, the status of such Sub Account shall always be subject to the provisions of the Code regulating Roth Contributions and such funds can not again be redesignated as non-Roth Contributions;

(c)	The Plan’s recordkeeper shall maintain a separate Sub Account which shall hold only In-plan Roth Rollover Conversion funds;

(d)	Outstanding loans are not eligible for an In-plan Roth Rollover Conversion; and

(e)	Hardship Withdrawals and Employee After-Tax Contributions Withdrawals can not be made from the In-plan Roth Conversion Account.”

6.	Effective January 1, 2011, Section 12.04 of the Plan is amended by the addition of subsection (l) and shall now read as follows:

“(l) A Participant who is terminated from the US payroll as a result of an international transfer to a member of the controlled group of the Employer shall continue to repay his loan through an ETF, loan coupon book or other methodology provided by the Plan’s recordkeeper. The Participant’s repayment shall continue to remain subject to the loan default provisions of (h) above.”

Executed as of the date indicated below opposite each name, by each Member of The Nielsen Company Administrative Committee.

6/6/11	/s/ LINDA BRIGANTI
Date	Linda Briganti

6/9/11	/s/ RICHARD FITZGERALD
Date	Richard Fitzgerald

6/6/11	/s/ BRENDON PERKINS
Date	Brendon Perkins